UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.   20549

SCHEDULE 14A
(Rule 14A-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. __ )

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VICON INDUSTRIES, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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VICON INDUSTRIES, INC.
89 Arkay Drive
Hauppauge, NY 11788
(631) 952-2288 (CCTV)

Notice of Annual Meeting of Shareholders
To Be Held on May 21, 2009

To the Shareholders of Vicon Industries, Inc.

Notice is hereby given that the Annual Meeting of Shareholders of Vicon Industries, Inc. (the "Company"), a New York corporation, will be held at the Company's corporate headquarters located at 89 Arkay Drive, Hauppauge, New York 11788, on May 21, 2009 at 10:00 a.m. local time for the following purposes, all of which are more completely described in the accompanying proxy statement:

1.	To elect two directors for terms expiring in 2012;

2.	To approve the 2009 Stock Incentive Plan covering 250,000 shares of Common Stock;

3.	To ratify the appointment of BDO Seidman, LLP, as the Company’s independent registered public accountants for the fiscal year ending September 30, 2009; and

4.	To receive the reports of officers and to transact such other business as may properly come before the meeting.

Shareholders entitled to notice of and to vote at the Annual Meeting are shareholders of record at the close of business on April 10, 2009 fixed by action of the Board of Directors.

The Annual Report to Shareholders for the year ended September 30, 2008 is included with this proxy statement.  This proxy statement and the 2008 annual report are available on the Company’s website at www.vicon-cctv.com.  From the Company’s home page, click on “Company”, then click on “Investor Relations”.

By Order of the Board of Directors,

Hauppauge, New York	Joan L. Wolf
April 15, 2009	Secretary

YOUR VOTE IS IMPORTANT

You are urged to date, sign and promptly return your proxy so that your shares may be voted in accordance with your wishes and in order that the presence of a quorum may be assured.  The prompt return of your signed proxy, regardless of the number of shares you hold, will aid the Company in reducing the expense of additional proxy solicitation.  The giving of such proxy does not affect your right to vote in person in the event you attend the meeting.

PROXY STATEMENT FOR 2009 ANNUAL MEETING OF SHAREHOLDERS
SOLICITATION AND REVOCATION OF PROXY

The enclosed proxy, for use only at the Annual Meeting of Shareholders to be held on May 21, 2009 at 10:00 a.m., and any and all adjournments thereof, is solicited on behalf of the Board of Directors of Vicon Industries, Inc. (the "Company").

Any shareholder executing a proxy retains the right to revoke it by notice in writing to the Secretary of the Company at any time prior to its use. The cost of soliciting the proxy will be borne by the Company.

PURPOSES OF ANNUAL MEETING

The Annual Meeting has been called for the purposes of electing two directors whose terms of office expire in 2012; approving the 2009 Stock Incentive Plan; ratifying the appointment of independent registered public accountants; receiving the reports of officers; and transacting such other business as may properly come before the meeting.

The persons named in the enclosed proxy have been selected by the Board of Directors and will vote shares represented by valid proxies.  They have indicated that, unless otherwise specified in the proxy, they intend to vote FOR the election of two directors whose terms of office expire in 2012; FOR the approval of the 2009 Stock Incentive Plan; and FOR ratification of the appointment of independent registered public accountants.

SHAREHOLDER PROPOSALS

Proposals of shareholders intended to be presented at the next Annual Meeting of Shareholders must be received at the Company's principal executive office no later than November 1, 2009, and must comply with all other legal requirements in order to be included in the Company's proxy statement and form of proxy for that meeting.  Proposals of security holders not meeting the requirements of Rule 14a-8 of Regulation 14A must comply with the requirements set forth in the Company's Bylaws relating to business conducted at the Annual Meeting of Shareholders.

This proxy statement and the enclosed proxy card are being furnished to shareholders on or about April 15, 2009.

VOTING SECURITIES

The Company has one class of capital stock, consisting of Common Stock, par value $.01 per share, of which each outstanding share entitles its holder to one vote. Cumulative voting is not provided under the Company's Certificate of Incorporation or Bylaws. Shareholders entitled to vote or to execute proxies are shareholders of record at the close of business on April 10, 2009.  As of March 15, 2009, there were 4,604,350 shares outstanding.

The presence, in person or by proxy, of at least a majority of the total number of shares of Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting.  In the event that there are insufficient votes for a quorum or to approve any proposal at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit the further solicitation of proxies.

As to the election of directors, the proxy card being provided by the Board of Directors enables a shareholder to vote “FOR” the election of the nominees proposed by the Board, or to “WITHHOLD” authority to vote for the nominees being proposed.  Directors are elected by a plurality of shares voted, without regard to either (i) broker non-votes, or (ii) proxies as to which authority to vote for one or more of the nominees being proposed is withheld.

As to proposals 2 and 3, a shareholder may (i) vote “FOR” the proposal; (ii) vote “AGAINST” the proposal; or (iii) “ABSTAIN” with respect to the proposal.  The adoption of the Stock Incentive Plan and the ratification of independent registered public accountants shall be determined by a majority of the votes cast affirmatively or negatively, without regard to broker non-votes or proxies marked “ABSTAIN” as to the matter.

Proxies solicited hereby will be returned to the Board and will be tabulated by the inspector of election designated by the Board of Directors.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN
BENEFICIAL OWNERS

The following table sets forth the beneficial ownership of the Company's Common Stock as of March 15, 2009 by (i) those persons known by the Company to be beneficial owners of more than 5% of the Company’s outstanding Common Stock; (ii) each current executive officer named in the Summary Compensation Table; (iii) each director; and (iv) all directors and executive officers as a group.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (1)		Percent of Class

CBC Co., Ltd.
and affiliates
2-15-13 Tsukishima,
Chuo-ku, Tokyo, Japan 107	543,715		11.3%

Anita G. Zucker,
as Trustee of Jerry Zucker
Revocable Trust
c/o The Inter Tech Group, Inc.
4838 Jenkins Avenue
North Charleston, SC 29405	395,000		8.2%

Dimensional Fund Advisors
1299 Ocean Avenue
Santa Monica, CA 90401	387,608	(2)	8.1%

Renaissance Technologies, Corp.
800 Third Avenue
New York, NY 10022	352,600		7.3%

David Weiner
3940 Laurel Canyon Blvd., Ste. 327
Studio City, CA 91604	304,472	(3)	6.3%

C/O Vicon Industries, Inc.

Kenneth M. Darby	338,502	(4)	7.0%
Arthur D. Roche	74,654	(5)	1.6%
Peter A. Horn	58,747	(6)	1.2%
John M. Badke	54,319	(7)	1.1%
Peter F. Neumann	37,072		*
Christopher J. Wall	34,027	(8)	*
W. Gregory Robertson	31,900	(9)	*
Bret M. McGowan	26,820	(10)	*
Clifton H.W. Maloney	20,000	(11)	*

Total all Executive Officers
and Directors as a group (12 persons)	715,591	(12)	14.9%

*           Less than 1%.

(1)           Unless otherwise indicated, the Company believes that all persons named in the table have sole voting and investment control over the shares of stock owned.
(2)           Dimensional Fund Advisors had sole voting control over 384,708 shares and investment control over 387,608 as investment advisor and manager for various mutual funds and other clients.  These shares are beneficially owned by such mutual funds or other clients.
(3)           David Weiner had sole voting and investment control over 286,272 shares.
(4)           Includes currently exercisable options to purchase 19,129 shares.
(5)           Includes 15,000 shares held by Mr. Roche’s wife and currently exercisable options to purchase 3,000 shares.
(6)           Includes currently exercisable options to purchase 12,050 shares.
(7)           Includes currently exercisable options to purchase 22,500 shares.
(8)           Includes currently exercisable options to purchase 17,500 shares.
(9)           Includes currently exercisable options to purchase 10,000 shares.
(10)         Includes currently exercisable options to purchase 15,820 shares.
(11)         Includes currently exercisable options to purchase 20,000 shares.
(12)         Includes currently exercisable options to purchase 136,049 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company during the year ended September 30, 2008 and certain written representations that no Form 5 is required, no person who, at any time during the year ended September 30, 2008 was a director, officer or beneficial owner of more than 10 percent of any class of equity securities of the Company registered pursuant to Section 12 of the Exchange Act failed to file on a timely basis, as disclosed in the above forms, reports required by Section 16(a) of the Exchange Act during the year ended September 30, 2008.

EQUITY COMPENSATION PLAN INFORMATION
At September 30, 2008

Plan Category	Number of securities to be issued upon exercise of out- standing options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity compensation
plans approved by
security holders	467,287	$3.98	376,258

Equity compensation
plans not approved
by security holders	-	-	-

Total	467,287	$3.98	376,258

Equity Compensation Grants Not Approved by Security Holders

Through September 30, 2008 the Company had granted certain of its officers with deferred compensation benefits aggregating 33,251 shares of common stock currently held by the Company in treasury.  Such shares vest upon retirement.  All shares vest earlier under certain occurrences including death, involuntary termination or a change in control of the Company.

PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING

PROPOSAL 1.  ELECTION OF TWO DIRECTORS

The Board is comprised of five directors; two directors whose terms expires in 2010; two directors whose terms expire in 2011 and one director to be elected for a term expiring in 2012.  One additional director is proposed for election to a term expiring in 2012, which will increase the Board membership to six directors.  Directors serve for a term of three years or until their successors are elected and qualified.  No person being nominated as a director is being proposed for election pursuant to any agreement or understanding between any person and the Company.

The nominees proposed for election to a term expiring in 2012 at the Annual Meeting are Mr. Peter F. Neumann and Mr. Bernard F. Reynolds, who is a new nominee to the Board.   In the event that these nominees are unable or decline to serve for any reason, the Board of Directors shall elect a replacement to fill the vacancy.  The Board of Directors has no reason to believe that either person named will be unable or unwilling to serve.

Unless authority to vote for the nominees is withheld, it is intended that the shares represented by the enclosed proxy will be voted FOR the nominees named in the Proxy Statement.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES NAMED IN THIS PROXY STATEMENT

Information with Respect to Nominees and Continuing Directors

The following sets forth the name of the nominees and continuing directors, their ages, a brief description of their recent business experience, including present occupations and employment, certain directorships held by each and the year in which each became a director of the Company.

Nominees and	Director
Principal Occupation	Since	Age

Peter F. Neumann
Retired President
Flynn-Neumann Agency, Inc.	1987	74

Bernard F. Reynolds	New Nominee	67
Retired President
Aon Consulting,
Human Resources Outsourcing Group

Continuing Directors whose Term of Office Expires in 2010
Clifton H. W. Maloney
President
C.H.W. Maloney & Co., Inc.	2004	71

W. Gregory Robertson
Chairman
TM Capital Corp.	1991	65

Continuing Director whose Term of Office Expires in 2011
Kenneth M. Darby
Chairman and CEO
Vicon Industries, Inc.	1987	63

Arthur D. Roche
Retired Executive Vice President
Vicon Industries, Inc.
Retired Partner
Arthur Andersen & Co.	1992	70

Mr. Neumann has been retired since 1998 and had previously served as the President of the Flynn-Neumann Agency, Inc., an insurance brokerage firm. Mr. Neumann’s current term on the Board ends in May 2009.

Mr. Reynolds has been retired since 2004 and had previously served as the President of Aon Consulting’s Human Resources Outsourcing Group.  Prior to the merger of Aon Consulting Worldwide and ASI Solutions Incorporated in May 2001, Mr. Reynolds served as the Chairman and Chief Executive Officer of ASI, a company he founded in 1978.

Mr. Maloney is the President of C.H.W. Maloney & Co., Inc., a private investment firm that he founded in 1981.  From 1974 to 1984, he was a Vice President in investment banking at Goldman, Sachs & Co.  Mr. Maloney is a Director of Chromium Industries, Inc. and The Wall Street Fund.  Mr. Maloney’s current term on the Board ends in May 2010.

Mr. Robertson is the Chairman of TM Capital Corporation, a financial services company which he founded in 1989.  From 1985 to 1989, he was employed by Thompson McKinnon Securities Inc., as head of investment banking and public finance.  Mr. Robertson’s current term on the Board ends in May 2010.

Mr. Darby has served as Chairman of the Board since April 1999, as Chief Executive Officer since April 1992 and as President since October 1991.  Mr. Darby also served as Chief Operating Officer and as Executive Vice President, Vice President, Finance and Treasurer of the Company.  He joined the Company in 1978 as Controller after more than nine years at Peat Marwick Mitchell & Co., a public accounting firm.  Mr. Darby’s current term on the Board ends in May 2011.

Mr. Roche has been retired since 1999 and had previously served as the Executive Vice President and co-participant in the Office of the President of the Company since August 1993.  For the six months prior to that time, Mr. Roche provided consulting services to the Company.  In October 1991, Mr. Roche retired as a partner of Arthur Andersen & Co., an international accounting firm which he joined in 1960.  Mr. Roche’s current term on the Board ends in May 2011.

MEETINGS OF THE BOARD AND COMMITTEES OF THE BOARD

The Board of Directors has a number of committees including the Executive Committee, the Compensation Committee, the Audit Committee and the Nominating Committee.  All independent directors are members of each of the Committees.

The Executive Committee is chaired by Mr. Darby and meets in special situations when the full Board cannot be convened. The Committee met once during the last fiscal year.

The Compensation Committee consists of Messrs. Neumann (Chairman), Maloney, Robertson and Roche, all of whom are non-employee directors. The function of the Compensation Committee is to establish and approve the appropriate compensation for Mr. Darby, recommend to the Board the award of stock options, and to review and approve the recommendations of Mr. Darby with respect to the compensation of all other officers.  The Committee met three times during the last fiscal year.

The Audit Committee consists of Messrs. Roche (Chairman), Maloney, Neumann, and Robertson, each of whom is an “independent director” as defined by NYSE Amex Listing Standards.  The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its responsibility to oversee management’s conduct of the Company’s financial reporting process, including review of the financial reports and other financial information of the Company, the Company’s system of internal accounting controls, the Company’s compliance with legal and regulatory requirements and the qualifications, independence and performance of the Company’s independent registered public accountants.  The Audit Committee has sole authority to appoint, retain, compensate, evaluate and terminate the independent registered public accountants.  The Board has determined that Mr. Roche is an “Audit Committee financial expert” under the rules of the Securities and Exchange Commission.  The Audit Committee will periodically review the Audit Committee Charter in light of new developments in applicable regulations and may make additional recommendations to the Board of Directors for further revision of the Audit Committee Charter to reflect evolving best practices.  A copy of the Company’s Charter is available on its website at HTTP://www.vicon-cctv.com.  The Committee met five times during the last fiscal year.

The Nominating Committee consists of Messrs. Roche (Chairman), Maloney, Neumann and Robertson.  The primary function of the Nominating Committee is to recommend individuals qualified to serve as directors and on committees of the Board; to advise the Board with respect to Board composition, procedures and committees; and to evaluate the overall Board and Committee effectiveness.  All director candidates, including those recommended by stockholders, are evaluated on the same basis.  In its evaluation of director candidates, the Nominating Committee considers a variety of characteristics, including, but not limited to, core competencies, experience, independence, level of commitment, Board and company needs and considerations, and personal characteristics.  The Nominating Committee may engage a third party to assist it in identifying potential director nominees.  The Committee has generally identified nominees based upon recommendations from existing directors and will consider candidates recommended by stockholders if submitted to the Committee in writing and complying with shareholder proposal requirements outlined elsewhere in this proxy statement.  The Board of Directors has determined that each member of the Nominating Committee meets the definition of an "independent director” as defined by NYSE Amex Listing Standards.  The Committee does not have a formal written charter and did not meet last fiscal year.

The Board of Directors has the responsibility for establishing broad corporate policies and for the overall performance of the Company. Outside members of the Board are kept informed of the Company's business through various reports and documents sent to them, as well as through operating and financial reports made at Board and committee meetings by Mr. Darby and other officers.

The Board of Directors held twenty meetings in the Company’s 2008 fiscal year, including all regularly scheduled and annual meetings.  No Board member attended fewer than 75% of the aggregate of (1) the total number of meetings of the Board (held during the period for which he was a director) and (2) the total number of meetings held by all committees on which he served (during the periods that he served).  The prior year annual meeting was attended by all of the current directors.

The non-employee directors are each compensated at the rate of $22,400 per year retainer and $1,600 per Committee meeting attended in person or by teleconference.  The Chairman of the Audit Committee receives an additional annual retainer of $8,000.  Employee directors are not compensated for Board or committee meetings.  Directors may not stand for re-election after 70, except that any director may serve additional three-year terms after age 70 with the unanimous consent of the Board of Directors.

Certain Relationships and Related Transactions

The Company and CBC Co., Ltd. (CBC), a Japanese corporation which beneficially owns 11.3% of the outstanding shares of the Company, have been conducting business with each other since 1979.  During this period, CBC has served as a lender, a product supplier and a private label reseller of the Company’s products. In fiscal 2008, the Company purchased approximately $448,000 of products from or through CBC.  CBC competes with the Company in various markets, principally in the sale of video products and systems.  Sales of Vicon products to CBC were $53,000 in 2008.

To date, the Company has not adopted a formal written policy with respect to related party transactions.  However, an informal, unwritten policy has been in place whereby all such related-party transactions are reported to, and approved by, the full Board of Directors (other than any interested director).  Given the SEC’s reporting requirements, the Board of Directors is considering whether to adopt a formal written policy with respect to related-party transactions.

All named directors other than Mr. Darby are independent directors in accordance with the NYSE Amex Company Guide.

Code of Ethics and Business Conduct

The Company has adopted a Code of Ethics and Business Conduct that applies to all its employees, including its chief executive officer, chief financial and accounting officer, controller, and any persons performing similar functions.  Such Code of Ethics and Business Conduct is published on the Company’s internet website (www.vicon-cctv.com).

Ability of Stockholders to Communicate with the Board of Directors

Shareholders may contact the Board of Directors or a specified individual director by sending a written communication addressed to the Board of Directors or such individual director(s) in care of the Secretary of the Company at Vicon Industries, Inc., 89 Arkay Drive, Hauppauge, NY 11788.  The Company’s Corporate Secretary will relay all such communications to the Board of Directors, or individual members, as appropriate.

Report of the Audit Committee

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors.  Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal control.

In fulfilling its oversight responsibilities, the Committee reviewed and discussed with management the audited consolidated financial statements as of and for the fiscal year ended September 30, 2008.  Additionally, the Committee has reviewed and discussed with management and the independent registered public accountants the Company’s unaudited interim financial statements as of and for the end of each fiscal quarter. Such discussions occur prior to issuance of news releases reporting quarterly results.

The Committee has discussed with the independent registered public accountants the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Committee has received the written disclosures and the letter from the independent registered public accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the audit committee concerning independence, and has discussed with the independent accountants the independent accountants’ independence.

Based on the reviews and discussions referred to above, the Committee recommends to the Board of Directors that the audited fiscal year-end financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2008.

Submitted by the Audit Committee,

Arthur D. Roche, Chairman	Clifton H.W. Maloney
Peter F. Neumann	W. Gregory Robertson

OTHER OFFICERS OF THE COMPANY

In addition to Mr. Darby, the Company has six other officers. They are:

John M. Badke, age 49	Sr. Vice President, Finance and Chief Financial Officer

Peter A. Horn, age 54	Vice President, Operations

Bret M. McGowan, age 43	Vice President, U.S. Sales and Marketing

Yacov A. Pshtissky, age 57	Vice President, Technology and Development

Christopher J. Wall, age 55	Managing Director, Vicon Industries, Ltd.

Yigal Abiri, age 59	General Manager, Vicon Systems Ltd.

Mr. Badke has been Senior Vice President, Finance since May 2004 and Chief Financial Officer since December 1999.  Previously, he was Vice President, Finance since October 1998 and served as Controller since joining the Company in 1992.  Prior to joining the Company, Mr. Badke was the Controller for NEK Cable, Inc. and an audit manager with the international accounting firms of Arthur Andersen & Co. and Peat Marwick Main & Co.

Mr. Horn has been Vice President, Operations since June 1999. From 1995 to 1999, he was Vice President, Compliance and Quality Assurance.  Prior to that time, he served as Vice President in various capacities since his promotion in May 1990.

Mr. McGowan has been Vice President, U.S. Sales and Marketing since April 2005.  From 2001 to 2005, he served as Vice President, Marketing.  Previously, he served as Director of Marketing since 1998 and as Marketing Manager since 1994.  He joined the Company in 1993 as a Marketing Specialist.

Mr. Pshtissky has been Vice President, Technology and Development since May 1990.  Mr. Pshtissky was Director of Electrical Product Development from March 1988 through April 1990.

Mr. Wall has been Managing Director, Vicon Industries Ltd., since February 1996.  Previously, he served as its Financial Director since joining the Company in 1989.  Prior to joining the Company, Mr. Wall held a variety of senior financial positions within Westland plc, a UK aerospace company.

Mr. Abiri has been General Manager, Vicon Systems Ltd. since becoming a member of management through acquisition of his company, QSR, Ltd., in August 1999.  Previously, Mr. Abiri had been President of QSR, Ltd., a developer and manufacturer of remote video surveillance equipment.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives of the Company’s Compensation Program

The Company’s compensation programs are intended to enable it to attract, motivate, reward and retain the management talent required to achieve corporate objectives, and thereby increase stockholder value. It is the Company’s policy to provide incentives to senior management to achieve both short-term and long-term objectives and to reward exceptional performance and contributions to the development of the business. To attain these objectives, the executive compensation program includes four key components:

 Base Salary.    Base salary for the Company’s executives is intended to provide competitive remuneration for services provided to the Company over a one-year period. Base salaries are set at levels designed to attract and retain the most appropriately qualified individuals for each of the key management level positions within the Company.

Cash Incentive Bonuses.    The Company's bonus programs are intended to reward executive officers for the achievement of various annual performance goals approved by the Company’s Board of Directors. For fiscal 2008, a performance based bonus plan was established for certain of the Company’s executive officers, including among others Kenneth M. Darby, Chief Executive Officer; John M. Badke, Chief Financial Officer; and Peter A. Horn, Vice President of Operations, whereby the participants would share a specified profit based bonus pool upon the achievement of a certain minimum annual pretax profit target as defined by the Company’s Board of Directors. Under such plan, Messrs. Darby, Badke and Horn earned bonuses of $218,000, $109,000 and $73,000, respectively, based upon the allocation of an aggregate bonus pool of nine percent (9%) of the Company’s consolidated pretax profit for 2008, after certain adjustments. In addition, performance based bonus plans were established for Christopher J. Wall, the Company’s European subsidiary Managing Director and Bret M. McGowan, Vice President, U.S. Sales and Marketing, for fiscal year 2008 whereby Mr. Wall would earn an amount equal to between 2% and 6% (based on achievement levels) of the combined pretax operating profits of the Company’s Europe based subsidiaries and Mr. McGowan will earn a specified commission upon achieving certain U.S. sales targets. Under such plans, Mr. Wall earned a bonus of $191,000 for fiscal 2008 and Mr. McGowan earned commissions of $75,000 during fiscal 2008.

          Equity-based Compensation.    Equity-based compensation is designed to provide incentives to the Company’s executive officers to build shareholder value over the long term by aligning their interests with the interest of shareholders. The Compensation Committee of the Board of Directors believes that equity-based compensation provides an incentive that focuses the executive's attention on managing the company from the perspective of an owner with an equity stake in the business. Among our executive officers, the number of shares of stock awarded or common stock subject to options granted to each individual generally depends upon the level of that officer's responsibility. The largest grants are generally awarded to the most senior officers who, in the view of the Compensation Committee, have the greatest potential impact on the Company’s profitability and growth. Previous grants of stock options or stock grants are reviewed in determining the size of any executive's award in a particular year. In March 2007, the Board of Directors adopted the Company’s 2007 Stock Incentive Plan, which was approved by the Company’s stockholders at its Annual Meeting of Stockholders held on May 18, 2007. Under such plan, a total of 500,000 shares of Common Stock were reserved for issuance and include the grant of stock options, restricted stock and other stock awards as determined by the Compensation Committee. The purpose of the Stock Incentive Plan is to attract and retain executive management by providing them with appropriate equity-based incentives and rewards for superior performance and to provide incentive to a broader range of employees.  In fiscal 2008, the Compensation Committee awarded a total of 52,500 stock options to named executive officers, including 20,000 to Mr. Darby, 10,000 to Mr. Badke, 10,000 to Mr. Wall, 7,500 to Mr. Horn and 5,000 to Mr. McGowan

                Retirement, Health and Welfare Benefits and Other Perquisites. The Company’s executive officers are entitled to a specified retirement/severance benefit pursuant to employment agreements as detailed below.

In addition, the executive officers are entitled to participate in all of the Company’s employee benefit plans, including medical, dental, group life, disability, accidental death and dismemberment insurance and the Company’s sponsored 401(k) and mandated foreign Retirement Plans. Further, Mr. Wall receives a supplemental retirement benefit in the form of a defined contribution of five percent (5%) of his annual salary. The Company also provides its Chief Executive Officer with a country club membership and certain additional insurances not covered by primary insurance plans available to other employees and certain of the Company’s named executive officers are provided a leased car.

Employment Agreements

The Company has entered into employment agreements with its named executive officers that provide certain benefits upon termination of employment or change in control of the Company without Board of Director approval. Under Mr. Darby’s employment agreement, he is entitled to receive a lump sum payment equal to the balance owing under his agreement in the event of a change in control of the Company under any condition. All the other agreements provide the named executive officer with a payment of three times their average annual compensation for the previous five year period if there is a change in control of the Company without Board of Director approval, as defined. Such payment can be taken in a present value lump sum or equal installments over a three year period. The agreements also provide the named executive officers other than Mr. Darby with certain severance/retirement benefits upon certain occurrences including termination of employment without cause as defined, termination of employment due to the Company’s breach of specified employment conditions (good reason termination), death, disability or retirement at a specified age. Such severance/retirement benefit provisions survive the expiration of the agreements and include a fixed stated benefit of $350,000 for Mr. Badke, $200,000 (100,000 Pounds Sterling) for Mr. Wall, $316,000 for Mr. Horn and $290,000 for Mr. McGowan.  In addition, Messrs. Badke and Horn each receive an additional deferred compensation benefit upon such employment termination occurrences in the form of 6,561 and 9,759 shares, respectively, of the Company’s common stock.

On August 11, 2008, the Company entered into a one-year employment agreement with Kenneth M. Darby, the Company’s Chief Executive Officer, to expire on September 30, 2009. The terms of the new agreement provide for an annual base salary of $400,000. In the event the agreement is terminated prior to its expiration for reasons other than cause as defined, Mr. Darby is entitled to receive all remaining salary owed him through its expiration.

Mr. Horn is subject to an employment agreement that expired on December 31, 2008 and provides for an annual base salary of $168,000.  Mr. Wall had a one year employment agreement that expired on September 30, 2008, which was subsequently renewed to expire on September 30, 2009.

    2008 Summary Compensation Table

The following table sets forth all compensation for the fiscal year ended September 30, 2008 awarded to or earned by the Company’s Chief Executive Officer, Chief Financial Officer and by each of our other named executive officers whose total compensation exceeded $100,000 during such period.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)(3)		Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($)(2)		Total ($)

Kenneth M. Darby	2008	$400,000	-	-	$9,792	(1)	$218,182	(2)	-		$23,693	(4)	$651,667
Chairman and Chief Executive Officer	2007	$325,000	-	-	$27,495	(1)	$346,711	(3)	$852,429	(5)	$22,324	(4)	$1,573,959

John M. Badke	2008	$190,000	-	-	$12,336	(1)	$109,091	(2)	-		$7,927	(6)	$319,354
Senior Vice President and Chief Financial Officer	2007	$180,000	-	-	$17,252	(1)	$173,355	(3)	-		$7,152	(6)	$377,759

Christopher J. Wall	2008	$203,013	-	-	$9,180	(1)	$190,891	(8)	-		$31,022	(7)	$434,106
Managing Director Vicon Industries, Ltd.	2007	$200,000	-	-	$11,263	(1)	$188,490	(8)	-		$25,014	(7)	$424,767

Peter A. Horn	2008	$168,000	-	-	$7,834	(1)	$72,727	(2)	-		$6,909	(6)	$255,470
Vice President, Operations	2007	$163,000	-	-	$8,375	(1)	$115,570	(3)	-		$7,244	(6)	$294,189

Bret M. McGowan	2008	$180,000	-	-	$12,091	(1)	$74,803	(9)	-		$6,000	(6)	$272,894
Vice President, U.S. Sales and Marketing	2007	$170,000	-	-	$12,856	(1)	$60,641	(9)	-		$6,000	(6)	$249,497

(1)
Represents the compensation costs recognized for financial statement reporting purposes for the fair value of stock options in accordance with Statement of Financial Accounting Standards No. 123R. (See “Note 1” under the caption “Accounting for Stock-Based Compensation” to the accompanying financial statements.)

(2)	Represents cash awards under the Company’s 2008 performance based bonus plan. These amounts were earned in fiscal 2008 and paid in fiscal 2009.

(3)	Represents cash awards under the Company’s 2007 performance based bonus plan. These amounts were earned in fiscal 2007 and paid in fiscal 2008.

(4)
All other compensation represents: (a) automobile expense of $12,894 and $11,857 for fiscal 2008 and 2007, respectively, (b) country club membership of $8,589 and $8,257 for fiscal 2008 and 2007, respectively, and (c) long-term disability insurance of $2,210 paid by the Company for Mr. Darby in both fiscal 2008 and 2007.

(5)
Represents the distribution of a $620,000 severance/retirement benefit and 70,647 shares of the Company’s common stock with a market value of $232,429 upon the expiration of Mr. Darby’s previous employment agreement on September 30, 2006.  Such amounts were earned by Mr. Darby over his thirty years of service with the Company and charged to expense over prior year periods.

(6)	Represents automobile expense paid by the Company.

(7)
All other compensation represents: (a) automobile expense of $16,929 and $15,380 for fiscal 2008 and 2007, respectively, and (b) supplemental retirement contributions of $14,093 and $9,634 for fiscal 2008 and 2007, respectively.

(8)	Represents cash award under Mr. Wall’s performance based bonus plan.

(9)	Represents sales commissions earned.

Outstanding Equity Awards at Fiscal 2008 Year-End

The following table sets forth information with respect to the outstanding equity awards of the named executive officers as of September 30, 2008.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date

Kenneth M. Darby	16,129	(1)	-		-	$3.95	08/12/09
Chairman and Chief	-		10,000	(1)	-	$3.59	10/25/12
Executive Officer	-		20,000	(3)	-	$4.79	05/22/18

John M. Badke	10,000	(1)	-		-	$3.95	08/12/09
Senior Vice President	3,000	(1)	2,000	(1)	-	$3.00	05/27/11
and Chief Financial Officer	5,000	(2)	-		-	$3.17	12/09/10
	-		15,000	(1)	-	$3.59	10/25/12
	-		10,000	(3)	-	$4.79	05/22/18

Christopher J. Wall	10,000	(1)	-		-	$2.80	11/04/08
Managing Director	10,000	(1)	-		-	$3.95	08/12/09
Vicon Industries, Ltd.	3,000	(1)	2,000	(1)	-	$3.00	05/27/11
	1,500	(1)	3,500	(1)	-	$3.17	12/09/11
	-		5,000	(1)	-	$3.59	10/25/12
	-		10,000	(3)	-	$4.79	05/22/18

Peter A. Horn	5,000	(1)	-		-	$3.95	08/12/09
Vice President, Operations	3,000	(1)	2,000	(1)	-	$3.00	05/27/11
	1,500	(1)	3,500	(1)	-	$3.17	12/09/11
	-		3,500	(1)	-	$3.59	10/25/12
	-		7,500	(3)	-	$4.79	05/22/18

Bret M. McGowan	7,500	(1)	-		-	$2.80	11/04/08
Vice President	5,000	(1)	-		-	$3.95	08/12/09
U.S. Sales and Marketing	3,000	(1)	2,000	(1)	-	$3.00	05/27/11
	1,924	(2)	-		-	$3.17	12/09/10
	923	(1)	2,153	(1)	-	$3.17	12/09/11
	-		13,500	(1)	-	$3.59	10/25/12
	-		5,000	(3)	-	$4.79	05/22/18

(1)
Options vest over a four year period at 30% of the shares on the first anniversary of the grant date, 30% of the shares on the second anniversary of the grant date and the remaining 40% of the shares on the third anniversary of the grant date. Options expire after the sixth anniversary of the grant date.

(2)
Options vest over a three year period at 30% of the shares on the grant date, 30% of the shares on the first anniversary of the grant date and the remaining 40% of the shares on the second anniversary of the grant date. Options expire after the fifth anniversary of the grant date.

(3)	Options vest over a five year period in five equal annual installments beginning on the first anniversary of the grant date. Options expire after the tenth anniversary of the grant date.

Fiscal 2008 Directors' Compensation

The table below summarizes the compensation paid by the Company to non-employee directors for the fiscal year ended September 30, 2008.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)	Option Awards ($)(2)(3)		All Other Compensation ($)	Total ($)

Clifton H.W. Maloney	$40,400	-	$4,940	(2)	-	$45,340

Peter F. Neumann	$41,600	-	$2,152	(2)	-	$43,752

W. Gregory Robertson	$29,600	-	$4,305	(2)	-	$33,905

Arthur D. Roche	$49,600	-	$4,305	(2)	-	$53,905

(1)
Directors who are not employees of the Company received an annual fee of $20,000 for regular Board meetings and $1,200 per committee meeting attended in person or by teleconference. The Chairman of the Audit Committee also received an additional retainer of $8,000.

(2)
Represents the compensation costs recognized for financial statement reporting purposes in fiscal 2008 for the fair value of stock options in accordance with Statement of Financial Accounting Standards No. 123R.  (See “Note 1” under the caption “Accounting for Stock-Based Compensation” to the accompanying financial statements.)

(3)
On May 22, 2008, Mr. Neumann was granted 3,500 options and Messrs. Maloney, Roche and Robertson were each granted 7,000 options to purchase common stock at the opening market price of $4.79 per share.  As of September 30, 2008, Messrs. Maloney, Neumann, Robertson and Roche held 27,000, 3,500, 25,575 and 10,000 stock options, respectively.

Report of the Compensation Committee

The Compensation Committee’s compensation policies applicable to the Company’s officers for 2008 were to pay a competitive market price for the services of such officers, taking into account the overall performance and financial capabilities of the Company and the officer's individual level of performance.

Mr. Darby makes recommendations to the Compensation Committee as to the base salary and incentive compensation of all officers other than himself.  The Committee reviews these recommendations with Mr. Darby and, after such review, determines compensation.  In the case of Mr. Darby, the Compensation Committee makes its determination after direct negotiation with him.  For each officer, the Committee's determinations are based on its conclusions concerning each officer's performance and comparable compensation levels for similarly situated officers at comparable companies.  The overall level of performance of the Company is taken into account but is not specifically related to the base salary of these officers.  Also, the Company has established incentive compensation plans for certain officers, which provide for a specified bonus upon the Company’s achievement of certain annual sales and/or profitability targets.

The Compensation Committee grants options to officers to link compensation to the performance of the Company.  Options are exercisable in the future at the fair market value at the time of grant, so that an officer granted an option is rewarded by the increase in the price of the Company’s stock.  The Committee grants options to officers based on significant contributions of such officer to the performance of the Company.  In addition, in determining Mr. Darby’s salary and bonus for service as Chief Executive Officer, the Committee considers the responsibility assumed by him in formulating, implementing and managing the operational and strategic objectives of the Company.

The Compensation Committee has reviewed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the Company’s management.  Based on such review and discussion, the Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2008.

Submitted by the Compensation Committee,

Peter F. Neumann, Chairman	Clifton H.W. Maloney
W. Gregory Robertson	Arthur D. Roche

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of the Board of Directors consists of Messrs. Maloney, Neumann, Robertson and Roche, none of whom has ever been an officer of the Company except for Mr. Roche, who served as Executive Vice President from August 1993 until his retirement in November 1999.

PROPOSAL 2.  APROVAL OF THE 2009 STOCK INCENTIVE PLAN

    On February 5, 2009, the Board of Directors adopted the Company's 2009 Stock Incentive Plan (the "Incentive Plan"), under which 250,000 shares of Common Stock were reserved for issuance. The purpose of the Incentive Plan is to promote the long-term financial success of the Company by enhancing the ability of the Company to attract, retain and reward individuals who can and do contribute to such success and to further align the interests of the Company's key personnel with its stockholders. The Company is seeking shareholder approval of the Incentive Plan in order to comply with the requirements of Sections 162(m) and 422 of the Internal Revenue Code and the requirements of the NYSE Amex Company Guide.

The following summary of the Incentive Plan is qualified in its entirety by express reference to the text of the Incentive Plan, a copy of which has been filed with the Securities and Exchange Commission as an Exhibit to this Proxy Statement. Under the Incentive Plan, stock options may be granted which are qualified as "Incentive Stock Options" within the meaning of Section 422 of the Code ("ISO") and which are Non-Qualified (collectively and individually referred to herein as "Options"). In addition, other Common Stock-based awards may be granted (collectively or individually, "Awards"). The maximum number of shares of Common Stock issuable upon the exercise of ISO grants is 250,000.

ELIGIBILITY

    Officers, key employees and directors of the Company and its subsidiaries are eligible to receive Awards under and participate in the Incentive Plan, except that only employees of the Company and its subsidiaries may receive Incentive Stock Option Awards. No eligible individual may receive Awards under the Incentive Plan with respect to more than 100,000 shares of Common Stock in any one year.

ADMINISTRATION

    The Incentive Plan is administered by the Compensation Committee of the Board of Directors (the “Board”) or such other Committee of the Board appointed by the Board of Directors from among its members (hereafter called the "Committee"). The Committee, in its sole discretion, determines which individuals may participate in the Incentive Plan and the type, extent and terms of the Awards to be granted. In addition, the Committee interprets the Incentive Plan and makes all other determinations with respect to the administration of the Incentive Plan.

AWARDS

    The Incentive Plan allows for the discretionary grant of Options and other stock-based Awards. The terms and conditions of Awards granted under the Incentive Plan are set forth in agreements between the Company and the individuals receiving such Awards.

    OPTIONS.  The Committee may grant Options to any eligible person, except that grants to non-employee directors must be made by the Board. The exercise price of the Options will not be less than the fair market value of the Common Stock on the date of grant. Options will vest and become exercisable within such period or periods (not to exceed 10 years) as determined by the Committee and set forth in the Stock Option Agreement. Unless otherwise set forth in the Stock Option Agreement, all Options expire on the earliest of (i) ten years after grant, (ii) three months after (A) retirement, except for any Board member Option Awards which may be extended to five years after retirement, (B) termination of employment or service with the Company, (iii) twelve months after the death of the optionee while still employed, or (v) the expiration date set forth in the Stock Option Agreement. Unless otherwise set forth in the Stock Option Agreement, Options will vest and become exercisable only during the period of employment or service with the Company and its subsidiaries such that upon such termination of employment or service, the unvested portion of any outstanding Option will expire. Options that have become exercisable may be exercised by delivery of written notice of exercise to the Company accompanied by full payment of the Option exercise price and any applicable withholding. The Option exercise price may be paid in the form of (i) cash, (ii) bank check, (iii) shares of Common Stock valued at the fair market value at the time of exercise (iv) through an approved brokered exercise, (iv) any combination of these methods of payment.

REPRICING PERMITTED. The Committee may permit the voluntary surrender of all or any portion of any Nonqualified Stock Option issued to be conditioned upon the granting to the Holder of a new Option for the same or a different number of shares as the Option surrendered or require such voluntary surrender as a condition precedent to a grant of a new Option to such Participant. Such new Option shall be exercisable at an Option Price, during an Option Period, and in accordance with the terms or conditions specified by the Committee at the time the new Option is granted.

OTHER STOCK AWARDS.  The Committee may grant any other stock or stock-related Awards to any eligible participant under the Incentive Plan that the Committee deems appropriate, including, but not limited to, stock appreciation rights, limited stock appreciation rights, phantom stock Awards and Common Stock bonuses, except that grants to non-employee directors must be made by the Board. Any such Award will have such terms and conditions as the Committee, in its sole discretion, so determines.

ADJUSTMENTS FOR RECAPITALIZATION OF THE COMPANY AND OTHER CIRCUMSTANCES.

    Awards granted under the Incentive Plan and any agreements evidencing such Awards, the maximum number of shares of Common Stock subject to all such Awards under the Incentive Plan, the number of shares of Common Stock subject to outstanding Awards and the maximum number of shares of Common Stock with respect to which any one person may be granted Awards during any year may be subject to adjustment or substitution, as determined by the Committee in its sole discretion, as to the number, price or kind of a share of Common Stock or other consideration subject to such Awards or as otherwise determined by the Committee to be equitable (i) in the event of changes in the outstanding Common Stock or in the capital structure of the Company by reason of stock dividends, stock splits, reverse stock splits, recapitalizations, reorganizations, mergers, consolidations, combinations, exchanges, or other relevant changes in capitalization occurring after the date of grant of any such Award or (ii) in the event of any change in applicable laws or any change in circumstances which results in or would result in any substantial dilution or enlargement of the rights granted to, or available for, participants in the Incentive Plan, or which otherwise warrants equitable adjustment because it interferes with the intended operation of the Incentive Plan. The Company shall give each participant notice of an adjustment under the Incentive Plan and, upon notice, such adjustment shall be conclusive and binding for all purposes. In addition, in certain merger situations or upon the sale of all or substantially all of the assets of the Company or the liquidation of the Company, the Committee may, in its sole discretion, cancel any or all outstanding Awards and pay to the holders the value of the Awards in cash.

EFFECT OF CHANGE IN CONTROL

    In the event of a Change in Control (as defined below), notwithstanding any vesting schedule provided for in the Incentive Plan or by the Committee with respect to an Award of Options, such Options shall become immediately exercisable with respect to 100 percent of the shares subject to such Option.

    In the event of a Change in Control, all other Awards shall become fully vested and or payable to the fullest extent of any Award or portion thereof that has not then expired and any restrictions with respect thereto shall expire. The Committee has full authority and discretion to interpret and implement such accelerated vesting.

    "Change in Control" will, unless the applicable Award agreement states otherwise, be deemed to occur if (i) any "person" (as that term is used in Sections 13 and 14(d)(2) of the Exchange Act) is or becomes the beneficial owner (as that term is used in Section 13(d) of the Exchange Act), directly or indirectly, of 50% or more of either the outstanding shares of Common Stock or the combined voting power of the Company's then outstanding voting securities entitled to vote generally, (ii) during any period of two consecutive years, individuals who constitute the Board of Directors at the beginning of such period cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by the Company's stockholders of each new director was approved by a vote of at least three-quarters of the directors then still in office who were directors at the beginning of the period or (iii) the Company undergoes a liquidation or dissolution or a sale of all or substantially all of its assets.

AMENDMENT AND TERMINATION

    The Board of Directors may at any time terminate the Incentive Plan. With the express written consent of an individual participant (subject to any other allowable adjustments under the Incentive Plan to outstanding Awards without the consent of any participant), the Board may cancel or reduce or otherwise alter the outstanding Awards thereunder if, in its judgment, the tax, accounting, or other effects of the Incentive Plan or potential payouts thereunder would not be in the best interest of the Company. The Board may, at any time, or from time to time, amend or suspend and, if suspended, reinstate, the Incentive Plan in whole or in part, subject to any limitations set forth in the Incentive Plan; PROVIDED, HOWEVER, that the Board may not, without shareholder approval, make any amendment to the Incentive Plan that would increase the maximum number of shares of Common Stock issued pursuant to Awards, except as provided under “Adjustments for Recapitalization of the Company and Other Circumstances”, extend the maximum Option period, extend the termination date of the Incentive Plan or change the class of persons eligible to receive Awards.

FEDERAL TAX CONSEQUENCES

    The following is a brief discussion of the Federal income tax consequences of transactions with respect to Options under the Incentive Plan as in effect as of the date of this summary. This discussion is not intended to be exhaustive and does not describe any state or local tax consequences.

Under current federal income tax regulations, income generated from the sale of Incentive Stock Option shares of common stock exercised under the plan will be afforded capital gains treatment provided that the shares are held by the optionee for at least one year after the date of exercise and two years after the date of grant.  No income tax deduction may be taken by the Company as a result of the grant, exercise or sale of Incentive Stock Option shares.  However, should the shares be sold prior to the required holding periods, the Company will be afforded an income tax deduction equal to the amount by which the lesser of the selling price or fair market value at exercise exceeds the exercise price of such option shares.  The resulting income will be treated as ordinary income to the optionee.  An optionee will not be deemed to have received taxable income upon the grant or exercise of an incentive stock option.  However, upon exercise of such options, any unrealized gain measured by the excess of the then fair market value over the cost basis in such exercised shares, is subject to inclusion in federal income tax alternative minimum tax computations.

Upon exercise of a Non-Qualified stock option, an optionee will be deemed to have received income in an amount equal to the amount by which the exercise price is exceeded by the fair market value of the Common Stock.  The amount of any ordinary income deemed to have been received by an optionee upon the exercise of a non-qualified stock option will be a deductible expense of the Company for tax purposes.

Unless marked to the contrary, the shares represented by the enclosed proxy will be voted
FOR the approval of the 2009 Stock Incentive Plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL
OF THE 2009 STOCK INCENTIVE PLAN.

PROPOSAL 3.  RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Board of Directors of the Company has appointed BDO Seidman, LLP as its independent registered public accountants for fiscal year ending September 30, 2009 and further directed that management submit the Board’s selection of public accountants to the shareholders at the Annual Meeting for ratification.

The following table details: the aggregate fee arrangements with BDO Seidman, LLP for professional services rendered for the audit of the Company’s consolidated annual financial statements and review of the financial statements included in the Company’s quarterly reports on Form 10-Q; the aggregate fees billed by BDO Seidman, LLP for audit related matters and; the aggregate fees billed by BDO Seidman, LLP for tax compliance, tax advice and tax planning during fiscal years ended September 30, 2008 and 2007:

	2008	2007

Audit fees	$245,000	$250,000
Audit related fees	$5,000	$5,000
Tax fees	$42,000	$35,000

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent
Registered Public Accountants

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors.  These services may include audit services, audit related services, tax services and other services.  The Audit Committee has adopted a policy for the pre-approval of services provided by the independent auditors.  Under the policy, pre-approval generally is provided for an annual period and any pre-approval is detailed as to the particular service or category of services and is subject to a specific limit.  In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis, which must be accompanied by a detailed explanation for each proposed service.  The Audit Committee may delegate pre-approval authority to one or more of its members. Such member must report any decisions to the Audit Committee at the next scheduled meeting.

The Audit Committee has considered whether the non-audit services provided by BDO Seidman, LLP were compatible with maintaining their independence.

BDO Seidman, LLP will have a representative at the Annual Meeting of Shareholders, who will have an opportunity to make a statement, if they should so desire.

Unless marked to the contrary, the shares represented by the enclosed proxy will be voted FOR the ratification of the appointment of BDO Seidman, LLP as the Company’s independent registered public accountants.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF BDO SEIDMAN, LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS.

OTHER MATTERS THAT MAY COME BEFORE THE MEETING

As of this date, management is not aware of any matters to be presented for action at the Annual Meeting, other than those referred to in the Notice of Annual Meeting of Shareholders.  However, the proxy form included with this proxy statement, if executed and returned, gives discretionary authority to management with respect to any other matters that may come before the meeting.

MISCELLANEOUS

Solicitation of proxies is being made by mail and may also be made in person or by telephone, fax or e-mail by officers, directors and regular employees of the Company.

The cost of the solicitation will be borne by the Company.

By Order of the Board of Directors,

Hauppauge, New York	Joan L. Wolf
April 15, 2009	Secretary